Exhibit 5





                                October 15, 1997




Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO  80202

      Re:   Sales of Shares of Common Stock Pursuant to
            Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to Royal Gold, Inc. (the "Company") in connection with the offer and sale by the Company of 800,000 shares of Common Stock (the "Shares") pursuant to a Prospectus Supplement dated October 16, 1997 to Prospectus dated January 27, 1997, forming a part of Registration Statement No. 333-18943 on Form S-3 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission and declared effective on January 27, 1997. In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and sale as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

      We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

                                          Very truly yours,


                                          /s/ Davis Graham & Stubbs, LLP
                                          DAVIS, GRAHAM & STUBBS, LLP